Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Auxilio, Inc.

We consent to the incorporation by reference in the registration statement No. 333-176462 on Form S-8 of Auxilio, Inc. (the “Company”) of our report dated September 11, 2014, with respect to the balance sheet of Delphiis, Inc. as of December 31, 2013, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Auxilio, Inc. dated September 11, 2014.

/s/ HASKELL & WHITE LLP

Irvine, California
September 11, 2014